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                                                                    Exhibit 10.1

                           Executive Performance Plan
                                       of
                       The Goodyear Tire & Rubber Company

                            Effective January 1, 2004

I.    PURPOSE

      This Executive Performance Plan of The Goodyear Tire & Rubber Company (the "Plan") is intended to (i) advance the interests of the Company and its shareholders by strengthening the Company's ability to attract, retain and reward key personnel and (ii) motivate key personnel to achieve business objectives established to promote the Company's long term growth, profitability and success.

II.   DEFINITIONS

      For purposes of this Plan, each of the following terms has the indicated meaning:

      "Committee" means the Compensation Committee of the Company's Board of Directors.

      "Company" means The Goodyear Tire & Rubber Company, its subsidiaries and affiliates.

      "Grant" means the number of Units granted by the Committee to a Participant.

      "Grant Agreement" means any agreement or other instrument making a Grant and setting forth the Performance Goals, Performance Measures and Performance Period related to the Grant and such other terms deemed necessary or appropriate by the Committee.

      "Participant" means any salaried employee of the Company selected by the Committee to receive a Grant under this Plan.

      "Performance Award" means the number of Units included in a Grant multiplied by the related Unit Value.

      "Performance Goals" means one or more targets, goals or levels of attainment required to be achieved in terms of the specified Performance Measures during the specified Performance Period, all as determined by the Committee and set forth in the related Grant Agreement.

      "Performance Measures" means one or more of the criteria used by the Committee to establish and measure attainment of Performance Goals for a Performance Period.

      "Performance Period" means one or more periods of time, which may be of varying and overlapping duration, as selected by the Committee, during which attainment of Performance Goals is measured' provided, however, that no Performance Period may be less than one year in duration.

      "Plan" means this Executive Performance Plan of the Company, as then amended at any time.

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      "Unit" means one multiple of Unit Value.

      "Unit Value" means the amount of the cash value of each Unit granted to a Participant; Unit Value may vary by Grant or Participant and is based upon attainment of Performance Goals.

III.  THE COMMITTEE

      A) The Plan will be administered by the Committee. No member of the Committee will participate in this Plan. The Committee may take any action permitted by this Plan at any meeting at which a quorum is present and which is held upon not less than five days' notice to each member of the meeting's time, place and purpose. A majority of the members of the Committee will constitute a quorum, and any act of a majority of the members present at any meeting at which a quorum is present will be the act of the Committee. Any one or more members of the Committee may participate in a meeting by conference telephone or similar means by which each participant can hear and speak to each other participant. Participation by any such means will constitute presence in person at the meeting. The Committee may take any permitted action by written consent of a majority of its members, and such action will be as effective as if the action had been taken by unanimous vote at a meeting duly called and held. The minutes of each meeting (signed by the Committee's secretary) evidencing any permitted action, will constitute authority for the Company to act in accordance therewith. The Company will make Grants in accordance with the terms and conditions specified by the Committee, as set forth in the related Grant Agreement.

      B) The Committee has full power and authority to administer this Plan in accordance with its terms, including, but not limited to, the power to: (i) select Participants; (ii) make Grants; (iii) determine Unit Value; (iv) establish Performance Goals, Performance Measures and Performance Periods; (v) change the terms of any Grant previously made; (vi) guarantee a minimum Unit Value; (vii) prescribe the terms of any Grant Agreement; (viii) interpret this Plan and make any determination of fact incident to the operation of this Plan; (ix) terminate or amend this Plan without stockholder approval, unless such approval is then required by applicable law or rule, including without limitation any amendment necessary or appropriate to comply with the laws of other countries; (x) delegate to other persons the responsibility for performing administrative or ministerial acts pursuant to this Plan; (xi) engage the services of persons and firms, including without limitation banks, legal advisors, consultants and insurance companies, in connection with the administration and interpretation of this Plan and (xii) make all other determinations and take all other actions as the Committee may deem necessary or advisable for the administration of this Plan.

      C) Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of this Plan, or of any Grant Agreement, shall be final, conclusive and binding upon a Participant and any person claiming through the Participant.

IV.   ELIGIBILITY AND TERMS

      The Committee will select Participants in its sole discretion, subject to the terms of this Plan. At the time each Grant is made, the Committee will establish and set forth in a Grant Agreement the amount of the Grant and the related Performance Measures, Performance Goals and

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      Performance Period. At the end of any Performance Period, the Committee
      will calculate each Performance Award and advise the Company of the amount of cash payment to be made to each Participant.

V.    PERFORMANCE GOALS, PERFORMANCE MEASURES AND PERFORMANCE PERIODS

      Each Grant Agreement will provide that, in order for a Participant to receive a Performance Award, the Company must achieve specified Performance Goals over the Performance Period, with attainment of Performance Goals determined using specific Performance Measures. Performance Goals and the Performance Period will be established by the Committee in its sole discretion. The Committee also will establish Performance Measures for each Performance Period. The Committee may, in its sole discretion, revise or amend Performance Goals or Performance Measures at any time prior to distribution of a Performance Award for any Grant. The Committee may, in its sole discretion, guarantee, eliminate or reduce the amount of any Performance Award that otherwise would be payable to a Participant upon attainment of the Performance Goals.

VI.   FORM OF GRANTS

      Grants may be made on any terms and conditions not inconsistent with this Plan, and the related Grant Agreement may be in such form, as the Committee, in its sole discretion, may approve. Subject to the terms of this Plan, the Committee will, in its sole discretion, determine the number of Units included in each Grant, and the Committee may impose different terms and conditions on any particular Grant. The Performance Goals, Performance Measures and Performance Period applicable to any Grant shall be set forth in the related Grant Agreement.

VII.  PAYMENT OF AWARDS

      Payment in settlement of a Performance Award will be made in cash and at such time or times as the Committee, in its sole discretion, shall determine.

VIII. DEFERRAL OF PAYMENT

      The Committee may, whether at the time of Grant or at anytime thereafter that is prior to payment or settlement, require a Participant to defer, or permit (subject to such conditions as the Committee may from time to time establish) a Participant to elect to defer, receipt of all or any portion of any payment of cash that would otherwise be due to such Participant in payment or settlement of any Performance Award. If any such deferral is required by the Committee (or is elected by the Participant with the permission of the Committee), the Committee shall establish rules and procedures for such payment deferrals.

IX.   MISCELLANEOUS

      A) Withholding Taxes. Each Performance Award\ will be made subject to any applicable withholding for taxes. The Company may deduct from any Performance Award any and all federal, state, city, local or foreign taxes of any kind required by law to be withheld with respect to such payment and to take such other actions as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

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      B)    No Right to Employment. Neither the adoption of this Plan nor the making of any Grant will confer upon any employee any right to continued employment with the Company, nor interfere in any way with the right of the Company to terminate the employment of any employee at any time, with or without cause, subject to the terms of any employment agreement or provision of applicable law.

      C) Non-Transferability of Grants. No Grant, and no right or interest therein, shall (i) be assignable, alienable or transferable by any Participant, except by will or the laws of descent and distribution or (ii) be subject to any obligation, or the lien or claims of any creditor, of any Participant or (iii) be subject to any lien, encumbrance or claim of any person made in respect of or through any Participant, however arising

      D) Unfunded Plan. The Plan will be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Grants or Performance Awards. Any liability of the Company to any person with respect to any Performance Award will be based solely upon any contractual obligation effected pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

      E) Change in Control. Nothing in this Plan shall prevent or interfere with any recapitalization or reorganization of the Company or its merger or consolidation with any other corporation. In any such case, the recapitalized, reorganized, merged or consolidated company shall assume the obligations of the Company under this Plan or such modification hereof as, in the judgment of the Board of Directors, shall be necessary to adapt it to the changed situation and shall provide substantially equivalent benefits to each Participant.

      F) Engaging in Competition with Company. If a Participant terminates his or her employment with the Company for any reason whatsoever, and within eighteen (18) months after the date thereof accepts employment with any competitor of, or otherwise engages in competition with, the Company, the Committee, in its sole discretion, may require such Participant to return, or (if not received) to forfeit, to the Company the dollar amount of any Performance Award to which the Participant otherwise would be entitled with respect to the period to date commencing with the date that is six months prior to the date of the Participant's termination of employment with the Company or during such other period as the Committee may determine.

      G) Other Company Benefit and Compensation Programs. Payment of a Performance Award will not be deemed part of a Participant's regular, recurring compensation for purposes of any termination indemnity or severance pay law of any country and will not be included in, nor have any effect on, the determination of benefits under any pension or other employee benefit plan or similar arrangement provided by the Company, unless (i) expressly so provided by such other plan or arrangement or (ii) the Committee expressly determines that all or part of the Performance Award should be included as recurring compensation. No provision of this Plan may be deemed to prohibit the Company from establishing other special awards, incentive compensation plans, compensation programs and other similar arrangements providing for the payment of performance, incentive or other compensation to employees. Payments and benefits provided to any employee under any other plan, including, without limitation, any stock option, stock award, restricted stock, deferred compensation, savings, retirement or other benefit plan or arrangement, will be governed solely by the terms of such other plan.

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      H)    Grant Agreement. As a condition to receiving a Grant, a Participant shall enter into a Grant Agreement with the Company in a form specified by the Committee, agreeing to the terms and conditions of the Grant and such related matters as the Committee shall, in its sole discretion, determine.

      I) Severability. If any provision of this Plan shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the remaining provisions of this Plan.

      J) Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Ohio.

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